ACADIAN ASSET MANAGEMENT LLC
DEFERRED COMPENSATION PLAN
Effective as of January 1, 2025
1.Purpose and Nature of Plan
1.01.    Establishment and Purpose. Acadian Asset Management LLC (the “Company”) originally established the Deferred Compensation Plan effective as of July 1, 2017 (the “Plan”). The Plan is amended, restated and continued in its entirety effective as of January 1, 2025. The purpose of the Plan is to attract, motivate and retain key employees of the Company and its subsidiaries by providing for discretionary compensation, a portion of which is awarded on a conditional basis and deferred under the terms of this Plan.
1.02.    Nature of Plan. The Plan is intended to constitute an unfunded bonus program of the Company in accordance with Department of Labor Regulations Section 2510.3-2(c), and an unfunded plan for purposes of the Code. Any deferral of compensation under this Plan is intended to be for a limited period of time only and for the purposes of encouraging a Participant’s continued employment with the Company and its subsidiaries, and the Plan is not intended to provide retirement income to Participants or to defer income by Participants to termination of covered employment and beyond. If and to the extent that any amounts payable under the Plan constitute a deferral of compensation within the meaning of and subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A. The Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
2.Definitions
“Award” shall mean a discretionary award of incentive compensation with respect to a Plan Year made in accordance with Section 4.01.
“Award Notice” shall mean a written notice of an Award provided to a Participant, as described in Section 4.02.
“Cause” shall mean (a) with respect to a Participant who is subject to an employment agreement with the Company (or its affiliates), “Cause” as defined in such agreement; and (b) with respect to any other Participant, (i) participation in conduct constituting a violation of any federal or state law applicable to the securities industry, larceny, embezzlement, conversion or any other act involving the misappropriation of the Company’s (or its affiliates’) funds in the course of employment or participation in any illegal conduct that causes material damage to the reputation of the Company (or its affiliates), (ii) the willful refusal to follow reasonable and lawful directions from the Company’s Executive Committee or the Company’s Board of Managers, (iii) conviction of a felony or any final adjudication of commission of fraud against the Company (or its affiliates), (iv) commission of any act of gross negligence or intentional misconduct in the performance or non-performance of such Participant’s duties as an employee of the Company (or its affiliates), including but not limited to a failure to disclose any conflict of interest that constitutes such gross negligence or intentional misconduct, or (v) a material breach by such Participant of any agreement with the Company (or its affiliates), or a willful violation of any Company policy; provided that if such breach is curable, “Cause” shall mean such

Participant’s failure to cure such breach within forty-five (45) days’ after prior written notice of breach by the Company’s Board of Managers or the Chief Executive Officer or a co-Chief Executive Officer of the Company of the breach.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Compensation Committee” shall mean the Compensation Committee of the Company’s Board of Managers.
“Deferred Amount” shall mean any portion of an Award that is subject to vesting as of the Grant Date and that has not been paid to the Participant.
“Disability” of a Participant shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Grant Date” of an Award shall be the date of grant of an Award, as determined by the Compensation Committee.
“KELP Agreement” shall mean the Third Amended and Restated Limited Partnership Agreement of Acadian KELP LP dated as of February 26, 2018, as amended from time to time.
“KELP Interests” shall mean limited partnership interests of Acadian KELP LP.
“LLC Agreement” shall mean the Seventh Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 26, 2018, as amended from time to time.
“Participant” shall mean a current or former employee of the Company or a subsidiary of the Company to whom an Award has been granted under the Plan.
“Person” shall mean any individual, partnership (whether general or limited), joint venture, corporation, limited liability company, trust, incorporated or unincorporated organization, or governmental or regulatory authority or other entity.
“Plan Year” shall mean any calendar year during which the Plan is in effect.
“Qualified Retirement Participant” with respect to an Award shall mean a Participant who (i) is at least 55 years of age, (ii) has completed at least 10 years of continuous service with the Company or a subsidiary of the Company, and (iii) after having met the conditions set out in clauses (i) and (ii), has provided at least six months’ notice of his or her retirement to the Company.
“Section 409A” shall mean Section 409A of the Code and the Treasury regulations and other applicable guidance promulgated thereunder.
“Separation from Service” shall mean the Participant’s “separation from service,” within the meaning of Treas. Reg. Section 1.409A-1(h), from the Company.

“Vesting Date” shall mean each date upon which a portion of a Participant’s Award vests pursuant to Section 5.01 or 5.02.
3.Deferred Compensation Pool
3.01.    Establishment of Deferred Compensation Pool. The Compensation Committee shall establish a Deferred Compensation Pool for each Plan Year (the “Deferred Compensation Pool”).
3.02.    Reduction of Pool. Notwithstanding anything in Section 3.01, the Compensation Committee may, from time to time and in its sole discretion, (i) in connection with the redemption or purchase of KELP Interests from members of Acadian KELP LP in accordance with the provisions of the KELP Agreement and the Letter of Understanding, dated February 26, 2018 among Acadian KELP LP, the Company and BrightSphere Affiliate Holdings LLC (as amended from time to time) determine to fund such redemptions or purchases, in whole or in part, from the Deferred Compensation Pool for any Plan Year, and (ii) in connection with the payment or grant, as applicable, of annual incentive compensation to BSIG Participants pursuant to a bonus or incentive plan, other than the Plan, maintained by an affiliate of the Company (“Other Incentive Payments”), determine to fund such Other Incentive Payments from the Deferred Compensation Pool for any Plan Year, subject to compliance with Section 409A. Accordingly, in the sole discretion of the Compensation Committee, the portion of the Deferred Compensation Pool for a Plan Year available for allocation to Participants (but not the Deferred Compensation Pool itself) shall be reduced on a dollar for dollar basis by any amount the Compensation Committee determines shall be used to fund the redemption of KELP Interests or Other Incentive Payments.
4.Awards
4.01.    Allocation of Awards. As soon as practicable following the completion of a Plan Year, the Compensation Committee, acting in its sole and absolute discretion, shall select those employees of the Company and its subsidiaries who will receive an Award of compensation from the Deferred Compensation Pool for the Plan Year, and shall determine the amount of each such Award.
4.02.    Award Notice. The Compensation Committee shall provide each Participant receiving an Award with an Award Notice which shall set out the amount of the Award and the Grant Date of the Award, and which may set out any other terms and conditions of the Award, including terms relating to the deferral, vesting and payment of the Award, as the Compensation Committee may deem necessary or appropriate.
4.03.    Discretionary Nature of Awards. Any Award of compensation made to a Participant pursuant to the Plan shall be purely discretionary and shall not form part of the Participant’s contractual remuneration. If the Company makes an Award pursuant to the Plan with respect to a particular Plan Year, it shall not be obligated to make subsequent Awards in respect of subsequent Plan Years.

5.Mandatory Deferral, Vesting and Forfeiture
5.01.    Time Vesting of Awards. Except as may otherwise be determined by the Compensation Committee and set out in the applicable Award Notice, a Participant’s Award shall vest as follows:
(a)     The Participant shall become vested in one-third (33⅓%) of his or her Award on the Grant Date of the Award;
(b)     The Participant shall become vested in one-third (33⅓%) of his or her Award on the first anniversary of the Grant Date; and
(c)     The Participant shall become vested in one-third (33⅓%) of his or her Award on the second anniversary of the Grant Date;
provided that, with respect to each Vesting Date, the Participant continues in employment with the Company or a subsidiary of the Company through such Vesting Date, and is not under notice of termination (howsoever arising, except with respect to a Qualified Retirement Participant) as of the Vesting Date.
5.02.    Vesting Upon Certain Events. Notwithstanding Section 5.01, except as may otherwise be determined by the Compensation Committee and set out in the applicable Award Notice, a Participant shall become fully vested in his Deferred Amounts, subject, where applicable, to continued compliance with the requirements of any employment agreement, the KELP Agreement, the LLC Agreement and the Company’s policies and code of ethics, including all non-competition, non-solicitation, confidentiality and non-disparagement covenants thereof, if:
(a)    the Participant’s employment with the Company and its subsidiaries and affiliates is involuntarily terminated without Cause;
(b)    the Participant dies while still employed by the Company or a subsidiary of the Company;
(c)    the Participant incurs a Disability while still employed by the Company or a subsidiary of the Company; or
(d)    the Participant has satisfied the requirements to be a Qualified Retirement Participant and has a Separation from Service.
5.03.    Forfeiture of Amounts. Except as set forth in Section 5.02 or in a Participant’s Award Notice or as otherwise determined by the Compensation Committee, a Participant who terminates employment with the Company and its subsidiaries and affiliates for any reason or has provided notice of termination of his or her employment with the Company and its subsidiaries and affiliates, if applicable, shall forfeit all unvested Deferred Amounts.
6.Payment of Deferred Amounts. Except as may be determined by the Compensation Committee and set forth in the applicable Award Notice, for all Participants other than Qualified Retirement Participants, payment of that portion of a Participant’s Award that vests upon a

Vesting Date shall be made to the Participant in a lump sum in cash, without interest or other earnings, as soon as reasonably practicable following the Vesting Date, but in any event on or before March 15 of the calendar year immediately following the year in which the Vesting Date falls. For a Qualified Retirement Participant, payment of that portion of the Participant’s Award that is described in Section 5.01(a) shall be paid at the same time and under the same conditions as apply to Participants who are not Qualified Retirement Participants, and payment of those portions of the Participant’s Award that are described in Section 5.01(b) and (c) shall be paid on the earlier of the applicable Vesting Date set forth in Section 5.01(b) and (c), and the date of the Participant’s Separation from Service.
7.Administration
7.01.    Power and Authority of the Compensation Committee. The Plan shall be administered by the Compensation Committee, which shall have the full discretionary power and authority to:
(a)    designate the employees of the Company and its subsidiaries to whom Awards shall be made for any Plan Year;
(b)    determine the amount of each Award;
(c)    determine the Grant Date of each Award;
(d)    determine whether any reduction to the Deferred Compensation Pool shall be made pursuant to Section 3.02 in connection with the repurchase of KELP Interests and/or the funding of Other Incentive Payments, and the amount thereof;
(e)    interpret the terms of the Plan and adjudicate any claims by Participants or other Persons for benefits under the Plan;
(f)    make all other determinations and take all other actions as may be necessary, appropriate or advisable for the administration of the Plan; and
(g)    delegate any ministerial actions to be taken under the Plan to officers and employees of the Company.
7.02.    Determinations of Compensation Committee Final and Binding. All determinations and interpretations by the Compensation Committee in carrying out and administering the Plan shall be made in the Compensation Committee’s sole discretion and shall be final, conclusive and binding for all purposes and upon all Participants and other Persons. The Compensation Committee shall have no obligation to treat similarly situated employees or Participants in a similar manner.
7.03.    Compensation Committee of BSIG. Notwithstanding the foregoing, any determinations under the Plan, including without limitation, allocations of and offsets to the Deferred Compensation Pool with respect to a Participant who is also an executive officer of BrightSphere Investment Group Inc. (“BSIG” and such Participant, a “BSIG Participant”) shall be made by the Compensation Committee of the Board of Directors of BSIG and not by the Compensation Committee. In this case, all references to the powers, authority, determinations and interpretations of the Compensation Committee herein shall instead refer to the Compensation Committee of the Board of Directors of BSIG.
8.Amendment and Termination. The Board of Managers of the Company, with the written consent of BrightSphere Inc. and Acadian KELP GP LLC, may amend, suspend or terminate this Plan at any time in writing, and each such amendment, suspension or termination shall be binding upon all Participants and all other Persons. Notwithstanding the foregoing, no amendment or termination of this Plan shall adversely affect any then existing Deferred Amounts or any rights with respect to such Deferred Amounts under this Plan; provided, however, that, upon termination of the Plan, subject, if applicable, to the restrictions of Section 409A, the Board of Managers may accelerate the time of payment of all or any part of the Deferred Amounts in its sole discretion.
9.Miscellaneous
9.01.    Unfunded Status. The right of any Participant to receive any Deferred Amounts under the Plan shall be an unfunded and unsecured claim against the general assets of the Company. No Participant or any other Person shall have any interest in any specific asset or assets of the Company by reason of any entitlement hereunder, nor any rights to receive distribution of any Deferred Amounts except as and to the extent expressly provided hereunder. With respect to the payment of Deferred Amounts, the Participants have the status of unsecured general creditors of the Company. The Company shall not be required to purchase, hold or dispose of any investment pursuant to this Plan; however, if in order to cover its obligations hereunder the Company elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its general creditors, and shall not be deemed to create a trust.
9.02.    No Right to Continued Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any subsidiary or affiliate of the Company to terminate any Participant’s employment or status as an officer, manager or director of the Company or any subsidiary or affiliate at any time and for any reason (or no reason), nor confer upon any Participant any right to continue as an employee, officer, director or manager of the Company or any subsidiary or affiliate.
9.03.    Withholding; Offsets. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, and other applicable taxes, including the Participant’s U.S. FICA, U.K. National Insurance contribution and Australian superannuation obligations, required by law to be withheld or contributed with respect to any taxable event arising as a result of the Plan. In addition, the Company has full authority to withhold any such amounts from other compensation owing to a Participant that is not payable under this Plan. If a Participant becomes entitled to a distribution under the Plan, and if at such time such Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company or any subsidiary of the Company, then the Company may offset such amount against the amount of benefits otherwise distributable to the Participant under this Plan to the extent permitted by applicable law; provided, however, that any such offset shall be made first against any amounts that are not subject to Section 409A, and then against any amounts that are subject to Section 409A, but only to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(xiii).

9.04.    No Assignment or Alienation of Benefits by Participants. A Participant shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under the Plan, nor shall these benefits be subject to seizure for the payment of any debt, judgment, alimony or separate maintenance owed by the Participant, or any Person claiming through the Participant, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise, and any attempted assignment, anticipation, hypothecation, transfer, or other disposal of the benefits hereunder, shall be void.
9.05.    Taxation of Awards
(a)    U.S. Taxpayers; Section 409A. This Plan is established and continued with the intention that no Award and no portion of a Participant’s Deferred Amounts will be treated as income to the Participant under the Code until the Participant actually receives the Award, including any Deferred Amount(s). It is intended that all amounts payable under this Plan, other than those payable to Qualified Retirement Participants, shall be exempt from Section 409A, or (in the case of Qualified Retirement Participants) shall comply with the requirements of Section 409A, and this Plan shall be interpreted and administered in accordance with these intentions. Notwithstanding the foregoing, to the extent that any benefits payable under the Plan constitute a deferral of compensation within the meaning of and subject to Section 409A, the Plan will comply with the requirements of Section 409A(a)(2), (3) and (4) of the Code so as to prevent the inclusion in gross income of any amounts payable hereunder in a taxable year prior to the taxable year or years in which such amounts are actually distributed to a Participant. Each payment of benefits under the Plan with respect to a particular Award and made on a particular date shall be considered a separate payment, within the meaning of Treasury Regulation Section 1.409A- 2(b)(2). If any provision in this Plan provides for payment within a time period, the determination of when such payment shall be made within such period shall be solely in the discretion of the Compensation Committee. Payments to Qualified Retirement Participants who are “specified employees” within the meaning of Section 409A of the Code, and that are subject to Section 409A of the Code and are payable upon the Participant’s Separation from Service, shall be paid on the first business day following the six-month anniversary of the Participant’s Separation from Service in accordance with the requirements of Section 409A of the Code.
(b)    Singapore Taxpayers. It is anticipated that Participants who are tax residents in Singapore will generally be taxed on their Awards and Deferred Amounts upon vesting in accordance with Sections 5.01 and 5.02 or pursuant to the vesting terms set out in the applicable Award Notice. All income tax liabilities and other charges incurred by a Participant in respect of any Awards or Deferred Amounts, whether or not paid on the Vesting Date, shall be borne solely by the Participant.
(c)    Other Jurisdictions. The provisions of this Plan are without prejudice to the statutory rights of Participants employed in jurisdictions other than the U.S. and Singapore. Participants employed in such other jurisdictions will be subject to the taxation regimes applicable in the jurisdictions in which they are employed.
(d)    No Guarantee of Tax Consequences. The tax treatment of benefit accruals and payments under the Plan is not warranted or guaranteed, and neither the Company nor the Compensation Committee, nor any of their partners, members, employees, directors, officers, agents or affiliates, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other Person as a result of the Plan, including, without limitation, under Section 409A.
9.06.    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision of the Plan, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.
9.07.    Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
9.08.    Governing Law; Venue. The Plan shall be construed, administered and enforced in accordance with the laws of the State of Delaware. Any action or proceeding arising out of or relating to this Plan and any benefits hereunder shall be subject to the exclusive jurisdiction of any state or federal court located within Suffolk County, Massachusetts, and all claims in respect of any such action or proceeding may only be heard and determined in such courts.

IN WITNESS WHEREOF the Company has executed this Amended and Restated Acadian Asset Management LLC Deferred Compensation Plan this 31st day of December, 2024.

ACADIAN ASSET MANAGEMENT LLC

By: /s/ Kelly Young
Name: Kelly Young
Title: CEO